ARTICLES OF AMENDMENT

The Charter of Monmouth Real Estate Investment Corporation (“the Company”), a Maryland corporation, is hereby amended to authorize the Company to issue an additional 6,322,500 shares of common stock.

1.

This Amendment has been approved by a majority of the entire Board of Directors at a meeting held on June 16, 2008.

2.

This Amendment is expressly authorized by Section 2-105(a)12 of the Maryland Code, and may be made without action by the stockholders.

3.

As a result of the Articles Supplementary Establishing and Fixing the Rights and Preferences of 7.625% Series A Cumulative Redeemable Preferred Stock, filed on December 1, 2006, the total number of shares of stock that the Company had authority to issue immediately before this Amendment was 35,000,000, classified as 28,677,500 shares of common stock, par value $.01 per share, 1,322,500 shares of preferred stock, par value $.01 per share, and 5,000,000 shares, par value $.01 per share of excess stock.  The total number of shares of stock that the Company has authority to issue as per this Amendment is 41,322,500, classified as 35,000,000 shares of common stock, par value $.01 per share, 1,322,500 shares of preferred stock, par value $.01 per share, and 5,000,000 shares of excess stock, par value $.01 per share.

4.

The Company has authority to issue common stock, preferred stock and excess stock as set forth in paragraph 3 above.

5.

The par value of each share of stock is $.01.

6.

The aggregate par value of all of the shares of authorized stock is now $413,225.

We, the undersigned President and Secretary, swear under penalties of perjury that the foregoing is a corporate act.

Dated:

June 20, 2008

/s/ Eugene W. Landy_______

By:

Eugene Landy, President

Monmouth Real Estate Investment Corporation

/s/ Elizabeth Chiarella_______

By:

Elizabeth Chiarella, Secretary

Monmouth Real Estate Investment Corporation

State of New Jersey

:

:   S.S.

County of Monmouth

:

Sworn and subscribed to before me this 20th day of June, 2008.

Robin Offsey

Notary Public